Wingstop Inc. Announces Resignation of Sidney J. Feltenstein from Board of Directors
DALLAS, November 28, 2017 (GLOBE NEWSWIRE) — Wingstop Inc. (NASDAQ: WING), the award-winning wing concept with over 1,000 locations worldwide, today announced that Sidney J. Feltenstein resigned as a member of its Board of Directors effective November 28, 2017. Mr. Feltenstein began his Wingstop Board service in 2010, prior to the Company’s initial public offering. Mr. Feltenstein was a member of the Company’s Audit Committee and the Compensation Committee.
“We would like thank Sid for his long service to the Company,” said Charlie Morrison, Wingstop’s Chief Executive Officer and Chairman of the Board of Directors. He added, “Sid played an important role during a critical phase of the Company’s history as it transitioned to a public company, and we wish him the best.”
About Wingstop
Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ:WING) operates and franchises more than 1,000 restaurants across the United States, Mexico, Singapore, the Philippines, Indonesia, the United Arab Emirates, Malaysia, and Saudi Arabia. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Teriyaki, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub, and Mango Habanero. Wingstop’s wings are always cooked to order, hand-sauced and tossed and served with a variety of house-made sides including fresh-cut, seasoned fries. Having grown its domestic same store sales for 13 consecutive years, the Company has been ranked #3 on the “Top 100 Fastest Growing Restaurant Chains” by Nation’s Restaurant News (2016), #7 on the “Top 40 Fast Casual Chains” by Restaurant Business (2016), and was named “Best Franchise Deal in North America” by QSR magazine (2014). Wingstop was ranked #88 on Fortune’s 100 Best Medium Workplaces list in October 2016. For more information visit www.wingstop.com or www.wingstopfranchise.com. Follow us on facebook.com/Wingstop and Twitter @Wingstop.
Media Contact:
Brian Bell
972-707-3956
bbell@wingstop.com

Investor Contact:
Raphael Gross
203-682-8253
raphael.gross@icrinc.com